Exhibit 99.7

The following is the updated draft valuation of the Company's common stock as it was presented to the Special Committee at its January 11, 2016 meeting. Although it was a draft, Chaffe had indicated the numbers were final and the final report would contain the same numbers and results (although the final report would contain more narrative discussing the numbers and the calculations). Based on that, the Special Committee and Board of Directors determined the material information was present with which to make a decision as it relates to the reverse stock split and going dark transaction.

DRAFT

Executive Summary

Valuation Summary - Champion Industries, Inc.					
Total Enterprise Value	$	14,658,684	to	$	15,358,684
Long-Term Debt		$11,958,684			$11,958,684
Value on Controlling Basis	$	2,700,000	to	$	3,400,000
Less: Value of Warrants (1)	$	(806,610)	to	$	(1,016,610)
Value to Common Shareholders	$	1,893,390	to	$	2,383,390
Shares Outstanding		11,299,528			11,299,528
Implied Value Per Share	$	0.17	to	$	0.21

In light of Chaffe's review, analysis, the facts available to it, and based on generally accepted investment banking and valuation procedures and practice, the above figures represent Chaffe's opinion of the fair market value, as of December 21, 2015 of a share of common stock of the Company, if sold in a controlling block of shares. This price represents the per share price at which 100% of the the Company's outstanding common stock would sell would sell on December 21, 2015 for cash, in an 'at arm's length' transaction, between a knowledgeable, willing buyer and a knowledgeable, willing seller, neither being under compulsion to transact.

This report is for the sole use of Chaffe's client(s) for the sole purpose(s) agreed to in Chaffe's engagement letter. An engagement involving a different party, purpose, standard of value, basis of value, or valuation date, could result in a materially different opinion. This report is not intended to be investment or tax advice. Chaffe is not providing any type of assurance to any of the financial information contained herein. Furthermore, Chaffe has no responsibility to update this report. The opinions expressed in this valuation are contingent upon these and the additional assumptions and limiting conditions as set forth in this report, including any Exhibits, Appendices, or Attachments, which are an integral part of this report.

(1) Value of Warrants = (Implied Value Per Share - 0.001) * 4,842,654.

Champion Industries, Inc. (OTCPK:CHMP) **EXHIBIT A, p. 1**
Income Statement
For the Year Ended...

Income Statement							
For the Fiscal Period Ending	**Reclassified 12 months Oct-31-2010**	**Reclassified 12 months Oct-31-2011**	**Restated 12 months Oct-31-2012**	**12 months Oct-31-2013**	**12 months Oct-31-2014**	**LTM 12 months Jul-31-2015**	**Projected 12 months Oct-31-2016**
Total Revenue	**106,175,579**	**86,608,871**	**87,150,031**	**72,323,175**	**63,522,340**	**63,226,324**	**65,066,631**
Cost Of Goods Sold	73,059,874	62,239,362	62,745,923	51,416,525	47,563,370	47,294,672	49,354,537
Gross Profit	**33,115,705**	**24,369,509**	**24,404,108**	**20,906,650**	**15,958,970**	**15,931,652**	**15,712,094**
Selling General & Admin Exp.	26,814,794	21,579,096	23,742,296	19,910,369	16,113,220	15,612,357	14,723,000
Other Operating Exp., Total	**26,814,794**	**21,579,096**	**23,742,296**	**19,910,369**	**16,113,220**	**15,612,357**	**14,723,000**
Operating Income	**6,300,911**	**2,790,413**	**661,812**	**996,281**	**(154,250)**	**319,295**	**989,094**
Interest Expense	(5,142,800)	(3,008,900)	(3,169,600)	(4,285,200)	(1,138,400)	(985,300)	(566,000)
Net Interest Exp.	**(5,142,800)**	**(3,008,900)**	**(3,169,600)**	**(4,285,200)**	**(1,138,400)**	**(985,300)**	**(566,000)**
Other Non-Operating Inc. (Exp.)	952,018	50,410	(13,100)	(32,200)	261,013	377,228	
EBT Excl. Unusual Items	**2,110,129**	**(168,077)**	**(2,520,888)**	**(3,321,119)**	**(1,031,637)**	**(288,777)**	**423,094**
Restructuring Charges	-	(28,900)	(48,000)	(43,800)	-	-	-
Impairment of Goodwill	(1,640,800)	(652,200)	-	(2,226,800)	-	-	-
Gain (Loss) On Sale Of Assets	-	-	-	-	-	(277,300)	-
Asset Writedown	-	-	(309,100)	-	-	(100,000)	-
Legal Settlements	-	-	-	-	(100,000)	20,000	0
Other Unusual Items	-	1,337,846	-	11,118,069	-	-	-
EBT Incl. Unusual Items	**469,329**	**488,669**	**(2,877,988)**	**5,526,350**	**(1,131,637)**	**(646,077)**	**423,094**
Income Tax Expense	272,444	211,323	11,727,095	(105,100)	-	91,699	(857,691)
Earnings from Cont. Ops.	**196,885**	**277,346**	**(14,605,083)**	**5,631,450**	**(1,131,637)**	**(737,776)**	**1,280,785**
Earnings of Discontinued Ops.	291,215	(4,253,500)	(8,712,600)	82,942	-	-	-
Extraord. Item & Account. Change	-	-	-	-	-	-	-
Net Income to Company	**488,100**	**(3,976,154)**	**(23,317,683)**	**5,714,392**	**(1,131,637)**	**(737,776)**	**1,280,785**
Minority Int. in Earnings	-	-	-	-	-	-	-
Net Income	**488,100**	**(3,976,154)**	**(23,317,683)**	**5,714,392**	**(1,131,637)**	**(737,776)**	**1,280,785**
Operating Income	6,300,911	2,790,413	661,812	996,281	(154,250)	319,295	989,094
Plus Depreciation & Amortization	4,062,807	3,105,617	2,707,702	2,308,613	2,058,813	1,778,904	1,550,000
EBITDA	10,363,718	5,896,030	3,369,514	3,304,894	1,904,563	2,098,199	2,539,094
Capital Expenditures	815,500	1,273,600	697,200	544,600	761,400	1,150,700	1,500,000

Champion Industries, Inc. (OTCPK:CHMP)
Balance Sheet
As of...

EXHIBIT A, P. 2

Balance Sheet						
Balance Sheet as of:	Restated Oct-31-2010	Reclassified Oct-31-2011	Restated Oct-31-2012	Oct-31-2013	Oct-31-2014	Jul-31-2015
Currency	*USD*	*USD*	*USD*	*USD*	*USD*	*USD*
ASSETS						
Cash And Equivalents	-	-	1,844,797	1,428,542	818,438	72,543
Total Cash & ST Investments	-	-	1,844,797	1,428,542	818,438	72,543
Accounts Receivable	18,133,748	15,493,693	10,229,562	9,612,826	9,512,731	9,041,791
Other Receivables	36,293	9,293	-	-	-	-
Total Receivables	18,170,041	15,502,986	10,229,562	9,612,826	9,512,731	9,041,791
Inventory	9,690,333	7,420,934	5,764,803	4,884,579	3,969,992	4,166,780
Deferred Tax Assets, Curr.	1,363,195	864,108	-	-	-	-
Other Current Assets	652,178	5,334,793	15,264,923	916,745	483,139	1,065,858
Total Current Assets	29,875,747	29,122,821	33,104,086	16,842,692	14,784,300	14,346,972
Gross Property, Plant & Equipment	76,322,853	66,003,377	50,116,992	46,830,252	45,675,864	45,803,637
Accumulated Depreciation	(53,949,300)	(48,829,600)	(40,559,500)	(38,961,400)	(38,991,700)	(39,568,200)
Net Property, Plant & Equipment	22,373,553	17,173,777	9,557,492	7,868,852	6,684,164	6,235,437
Goodwill	15,332,283	12,968,255	3,457,322	1,230,485	1,230,485	1,230,485
Other Intangibles	15,197,173	8,427,024	1,447,848	1,308,249	1,179,943	1,088,369
Deferred Tax Assets, LT	8,370,151	10,894,159	-	-	-	-
Deferred Charges, LT	1,267,174	830,323	324,692	218,824	69,644	4,655
Other Long-Term Assets	36,561	2,607,942	75,115	61,532	59,809	-
Total Assets	92,452,642	82,024,301	47,966,554	27,530,634	24,008,345	22,905,918
LIABILITIES						
Accounts Payable	4,116,087	3,735,445	3,123,544	6,925,532	4,518,634	5,139,734
Accrued Exp.	4,592,939	4,211,582	3,287,680	2,552,673	2,137,507	2,175,530
Short-term Borrowings	1,013,713	1,153,931	-	-	750,000	750,000
Curr. Port. of LT Debt	5,484,842	42,419,353	24,314,555	902,565	12,558,698	3,497,896
Curr. Port. of Cap. Leases	-	-	13,014	13,817	14,931	15,617
Curr. Income Taxes Payable	1,125,726	1,030,201	833,969	745,658	666,166	716,711
Unearned Revenue, Current	720,549	737,748	-	-	-	-
Other Current Liabilities	-	7,373,029	15,117,257	315	-	-
Total Current Liabilities	17,053,856	60,661,289	46,690,019	11,140,560	20,645,936	12,295,488
Long-Term Debt	52,298,996	430,997	2,599,291	11,517,340	126,690	8,460,788
Capital Leases	-	-	52,705	42,563	28,381	16,580
Other Non-Current Liabilities	5,550	3,750	1,950	493,139	-	-
Total Liabilities	69,358,402	61,096,036	49,343,965	23,193,602	20,803,007	20,772,856
Common Stock	9,987,913	11,299,528	11,299,528	11,299,528	11,299,528	11,299,528
Preferred Stock	-	-	-	-	-	-
Additional Paid In Capital	22,768,610	23,267,024	24,279,179	24,279,179	24,279,179	24,279,179
Retained Earnings	(9,662,300)	(13,638,300)	(36,956,100)	(31,241,700)	(32,373,300)	(33,445,600)
Treasury Stock	-	-	-	-	-	-
Comprehensive Inc. and Other	-	-	-	-	-	-
Total Equity	23,094,223	20,928,252	(1,377,393)	4,337,007	3,205,407	2,133,107
Total Liabilities And Equity	92,452,625	82,024,288	47,966,572	27,530,609	24,008,414	22,905,963

Chaffe & Associates, Inc. searched for comparable public companies by Capital IQ Industry Classification. This search returned several companies. Chaffe & Associates, Inc. selected the following companies from the results as the most comparable to Champion Industries, Inc. .

ACCO Brands Corporation

ACCO Brands Corporation manufactures and markets office, school, and calendar products, and select computer and electronic accessories primarily in the Unites States, Northern Europe, Brazil, Canada, Australia, and Mexico. The company operates through three segments: ACCO Brands North America, ACCO Brands International, and Computer Products Group. It offers office products, school supplies, and calendar products under the AT-A-GLANCE, Day-Timer, Five Star, GBC, Hilroy, Marbig, Mead, NOBO, Quartet, Rexel, Swingline, Tilibra, Wilson Jones, and other brand names. The company's office products comprise stapling, shredders, whiteboards, binding and laminating equipment, and related consumable supplies; and school products include notebooks, folders, decorative calendars, and stationery products. It also provides private label products within the office and school products sector, as well as business machine maintenance and repair services. In addition, the company designs, sources, distributes, markets, and sells accessories for laptop and desktop computers, and tablets under the Kensington, Microsaver, and ClickSafe brand names. Its accessories primarily comprise security products, input devices, laptop computer carrying cases, hubs, docking stations, power adapters, tablet accessories, charging racks, and ergonomic devices. The company sells its products to consumers and commercial end-users primarily through resellers, including traditional office supply resellers, wholesalers, and retailers, as well as online retailers. ACCO Brands Corporation is headquartered in Lake Zurich, Illinois.

Cenveo Inc.

Cenveo, Inc. provides print related products in the United States and internationally. It operates through three segments: Envelope, Print, and Label and Packaging. The Envelope segment offers direct mail products and transactional envelopes for billing and remittance used in financial institutions, insurance companies, and telecommunications companies; and specialty and stock envelopes for the office product markets and office product superstores. The Print segment provides print products comprising car brochures, annual reports, direct mail products, advertising literature, corporate identity materials, and brand marketing materials; and content management services, such as editing, content processing, content management, electronic peer review, production, distribution, and reprint marketing services. This segment primarily serves customers in consumer products, automotive, travel and leisure, and telecommunications industries. The Label and Packaging segment offers custom labels for manufacturing, warehousing, packaging, food and beverage, and health and beauty industries; direct mail and overnight packaging labels, food and beverage labels, and shelf and scale labels for national and regional customers; pressure-sensitive prescription labels for the retail pharmacy chain market; and promotional packaging products, including folded carton and full body shrink sleeves. This segment serves pharmaceutical, apparel, tobacco, neutraceutical, and other multinational consumer product companies. The company was founded in 1993 and is headquartered in Stamford, Connecticut.

Deluxe Corp.

Deluxe Corporation provides checks, forms, marketing solutions, accessories, and other products and services for small businesses and financial institutions. It operates through three segments: Small Business Services, Financial Services, and Direct Checks. The company provides checks; printed forms, such as deposit tickets, billing forms, work orders, job proposals, purchase orders, invoices, and personnel forms, as well as computer forms and check registers; and accessories and other products comprising envelopes, office supplies, stamps, and labels, as well as checkbook covers. The company also offers marketing solutions, such as Web design, hosting, and other Web services; search engine optimization; marketing services, including email, mobile, social media, and other self-service marketing solutions; digital printing services; logo design; and promotional products, postcards, brochures, retail packaging supplies, apparel, greeting cards, and business cards. In addition, it provides customer acquisition programs, marketing communications services, rewards and loyalty programs, fraud protection and security services, financial institution profitability and risk management services; payroll services; and package insert programs. The company markets its products through printed and electronic sales forces, referrals from financial institutions and telecommunications clients, purchased search results from online search engines, and independent distributors and dealers in the United States, Canada, Europe, and North and South America. The company was formerly known as Deluxe Check Printers, Incorporated and changed its name to Deluxe Corporation in 1988. Deluxe Corporation was founded in 1915 and is headquartered in Shoreview, Minnesota.

Ennis Inc.

Ennis, Inc., together with its subsidiaries, produces and sells business forms and other business products; and activewear in the United States. The company operates in two segments, Print and Apparel. The Print segment designs, manufactures, and sells business forms and other printed business products. Its products include snap sets, continuous forms, laser cut sheets, tags, labels, envelopes, integrated products, jumbo rolls and pressure sensitive offered under the Ennis, Royal Business Forms, Block Graphics, Specialized Printed Forms, 360º Custom Labels, ColorWorx, Enfusion, Uncompromised Check Solutions, VersaSeal, Witt Printing, B&D Litho, Genforms, PrintGraphics, Calibrated Forms, PrintXcel, and Printegra brand names. This segment also provides point of purchase advertising for large franchise and fast food chains, as well as kitting and fulfillment under the Adams-McClure brand name; presentation folders and document folders under the Admore and Folder Express brand names; custom printed labels, custom, and stock tags products under Ennis Tag & Label brand name; and custom and stock tags and labels under the Atlas Tag & Label brand name. In addition, it offers custom and imprinted envelopes under the Trade Envelopes and Block Graphics, Wisco, and National Imprint Corporation brand names; and financial and security documents under the Northstar and General Financial Supply brand names. This segment sells its products to large banking organizations through private printers and independent distributors. The Apparel segment manufactures and sells knitted activewear, including T-shirts, tank tops, and fleece under the AAA and Murina brand names. This segment sells its products to screen printers, embellishers, retailers, and mass marketers through sales representatives in the United States, Canada, and Mexico. The company was formerly known as Ennis Business Forms, Inc. Ennis, Inc. was founded in 1909 and is headquartered in Midlothian, Texas.

Office Depot, Inc.

Office Depot, Inc., together with its subsidiaries, supplies office products and services. The company's North American Retail division sells an assortment of merchandise, including office supplies, technology products and solutions, business machines and related supplies, facilities products, and office furniture under various brands through its chain of office supply stores. Its North American Business Solutions division sells branded office supplies, technology products, cleaning and breakroom supplies, office furniture, and other solutions, as well as copy and print services to small, medium, and large-sized businesses through a sales force, catalogs, telesales, and Internet sites. The company's International division sells office products and services through direct mail catalogs, contract sales forces, Internet sites, and retail stores through company-owned operations, joint ventures, licensing and franchise agreements, alliances, and other arrangements. As of December 27, 2014, this segment sold it products to customers in 54 countries throughout Europe, Asia/Pacific, and Latin America; and operated 146 retail stores in France, South Korea, Sweden, New Zealand, and Australia. This division also participates under licensing and merchandise arrangements in Latin America, Europe, Israel, and Japan. The company offers its products under various labels, including Office Depot, OfficeMax, Foray, Ativa, TUL, Realspace, WorkPro, Brenton Studio. Highmark. Grand & Toy, and Viking Office Products. Office Depot, Inc. was founded in 1986 and is headquartered in Boca Raton, Florida.

Source: Capital IQ

Staples, Inc.

Staples, Inc., together with its subsidiaries, operates office products superstores. It operates through three segments: North American Stores & Online, North American Commercial, and International Operations. The company offers a range of office supplies, business technology products and services, facility and breakroom supplies, computers and mobility products, and office furniture under the Staples, Quill, and other proprietary brands. It also provides copy and print services to its retail and delivery customers, as well as technology services through its EasyTech business. The company sells and delivers office products and services directly to businesses and consumers through its Staples.com and Staples.ca, and Quill.com Websites, as well as through retail stores, contract sales force, and direct mail catalog business. As of January 31, 2015, it operated approximately 1,983 retail stores in the United States, Canada, Finland, Germany, the Netherlands, Norway, Portugal, Sweden, the United Kingdom, Argentina, and Australia; and 109 distribution and fulfillment centers in the United States, Canada, Austria, Denmark, Finland, France, Germany, Italy, the Netherlands, Norway, Poland, Portugal, Spain, Sweden, the United Kingdom, China, Argentina, Brazil, and Australia. Staples, Inc. was founded in 1985 and is headquartered in Framingham, Massachusetts.

R.R. Donnelley & Sons Company

R.R. Donnelley & Sons Company provides integrated communications solutions to private and public sector clients in the United States and internationally. The company operates through Publishing and Retail Services, Variable Print, Strategic Services, and International segments. Its product and service offerings include magazines, catalogs, retail inserts, books, directories, and packaging products; commercial and digital print, direct mail, office products, labels, statement printing, and forms; and logistics services, financial print products and related services, print management products, and digital and creative solutions. The company also offers business process outsourcing services, including transactional print and outsourcing services; and global turnkey solutions comprising product configuration, customized kitting, and order fulfillment for technology, medical device, and other companies. It distributes its products to end-users through the United States or foreign postal services; and through retail channels, electronically, or by direct shipment to customer facilities. R.R. Donnelley & Sons Company was founded in 1864 and is based in Chicago, Illinois.

Quad/Graphics, Inc.

Quad/Graphics, Inc., together with its subsidiaries, provides print and media solutions in the United States, Europe, and Latin America. It offers print solutions, including retail inserts, publications, catalogs, special interest publications, journals, direct mail, books, directories, in-store marketing, packaging, newspapers, custom products, other commercial and specialty printed products, and paper services; and mailing solutions, postal consultation, delivery optimization and hygiene, delivery monitoring, and tracking services, as well as distribution, logistic, and transportation services. The company provides digital solutions, such as email, image recognition, near-field communication technology, mobile apps, mobile websites, and digital publishing; and brand, campaign, media planning, and placement solutions; and data insights, segmentation, and response analytics. In addition, it offers creative services consisting of concept and design, page layout and production, copywriting, interactive solutions, photography, retouching, and video production and optimization; and workflow solutions comprising content, process, facilities, and color management, as well as digital file processing and proofing. Further, the company is involved in the design, development, manufacture, and servicing of printing-related auxiliary equipment, as well as manufacture of ink. It serves companies that operate in various industries; and retailers, publishers, and direct marketers. Quad/Graphics, Inc. was founded in 1971 and is headquartered in Sussex, Wisconsin.

Transcontinental Inc.

Transcontinental Inc. engages in the print and digital media, publishing, and flexible packaging businesses primarily in Canada and the United States. The company operates through Printing and Packaging Sector, and Media Sector segments. The Printing and Packaging Sector segment is involved in the printing of retail flyers, magazines, newspapers, color books, and personalized and mass marketing products; and production of flexible packaging solutions. The Media Sector segment engages in printing and digital publishing in French and English, such as newspapers, educational books, consumer magazines, trade publications, retail promotional content, mass and personalized marketing, mobile, and interactive applications; and operates door-to-door digital distribution services. The company also provides strategic consulting services, such as integrated strategy, strategic planning, and social media strategy; database analytics services comprising database marketing, campaign management and reporting, and analytics; and digital promotions marketing, email marketing, promotional Websites, social media management, specialized sites, digital representation house, and search engine marketing services. Transcontinental Inc. was founded in 1976 and is headquartered in Montreal, Canada.

Source: Capital IQ

Champion Industries, Inc.
Comparative Analysis
Valuation as of December 21, 2015

Exhibit B, p. 3

DRAFT

Company Symbol-12 Mos. Ended-Exchange			Revenues ($000)	Net Income ($000)	Projected Net Income Year One ($000)	Projected Net Income Year Two ($000)	Cash Flow After Tax ($000)	Earnings Before Interest and Taxes ($000)	EBITDA ($000)	Projected EBITDA ($000)	Projected EBITDA ($000)	Analyst's 5 Yr. Estimated Income Growth	Assets Last Quarter ($000)	Debt Last Quarter ($000)	Preferred Equity Last Quarter ($000)	Common Equity Last Quarter ($000)	Weighted Avg. Diluted Shares Outstanding (000)
ACCO Brands Corporation*		Office Services and Supplies			**FY2015**	**FY2016**				**FY2015**	**FY2016**						
ACCO	Sep-15	NYSE	1,558,200	100,641	85,424	87,672	146,641	189,700	235,700	235,300	229,900	11.00%	2,026,700	826,000	0	561,000	112,400
Cenveo Inc.*		Commercial Printing			**FY2015**	**FY2016**				**FY2015**	**FY2016**						
CVO	Sep-15	NYSE	1,904,066	-2,826	5,827	12,006	56,150	97,627	156,603	164,791	155,752	8.75%	1,135,715	1,241,977	0	-643,752	67,783
Deluxe Corp.*		Commercial Printing			**FY2015**	**FY2016**				**FY2015**	**FY2016**						
DLX	Sep-15	NYSE	1,757,821	226,022	226,984	240,375	263,468	360,850	398,296	439,675	471,835	9.00%	1,692,421	521,327	0	720,073	49,997
Ennis Inc.*		Commercial Printing			**FY2016**	**FY2017**				**FY2016**	**FY2017**						
EBF	Aug-15	NYSE	588,550	35,117	38,407	39,329	51,928	59,427	76,238	78,491	78,989	5.00%	421,309	63,000	0	293,267	25,687
Office Depot, Inc.		Specialty Stores			**FY2015**	**FY2016**				**FY2015**	**FY2016**						
ODP	Sep-15	NasdaqGS	14,840,000	231,800	245,388	299,200	453,800	475,000	697,000	781,851	865,756	39.89%	6,459,000	1,523,000	0	1,580,000	544,000
Staples, Inc.		Specialty Stores			**FY2016**	**FY2017**				**FY2016**	**FY2017**						
SPLS	Oct-15	NasdaqGS	21,447,360	508,657	593,491	593,491	962,153	936,003	1,389,499	1,397,871	1,367,886	1.03%	10,318,000	1,035,000	0	5,339,000	645,099
R.R. Donnelley & Sons Company*		Commercial Printing			**FY2015**	**FY2016**				**FY2015**	**FY2016**						
RRD	Sep-15	NasdaqGS	11,391,500	242,685	301,738	327,320	659,985	668,969	1,088,269	1,198,481	1,209,746	5.17%	7,470,600	3,676,300	0	648,900	204,575
Quad/Graphics, Inc.*		Commercial Printing			**FY2015**	**FY2016**				**FY2015**	**FY2016**						
QUAD	Sep-15	NYSE	4,767,200	53,018	9,736	43,628	381,718	162,200	490,900	440,875	466,517	4.00%	3,123,900	1,526,100	0	450,800	47,875
Transcontinental Inc.*		Commercial Printing			**FY2016**	**FY2017**				**FY2016**	**FY2017**						
TCL.A	Oct-15	TSX	2,002,200	166,442	186,354	184,005	275,842	292,058	401,456	389,750	377,285	2.15%	2,113,500	384,100	0	1,016,300	78,300
Mean												**9.55%**					
Median												5.17%					
Harmonic Mean												3.71%					
Maximum												39.89%					
Minimum												1.03%					
Standard Deviation												11.84%					
Coefficient of Variation												1.24					
Champion Industries, Inc.			63,226	-666	258	355	1,113	319	2,096	2,539	2,729	n/a	22,906	11,959	0	2,133	n/a

* Denotes subset
*Public Company information derived from CapitalIQ

Champion Industries, Inc.
Comparative Analysis
Valuation as of December 21, 2015

DRAFT

		Adjusted ROA			Adjusted ROE													
Company	Return on Sales	AROA	Profit Margin	Asset Turnover	AROE	% of Earnings to Common	Avg. Equity % of Avg. Assets	Current Ratio	Leverage Ratio	Average Receivables as a % of Sales	Average Receivables Turnover In Days	Average Inventory as a % of COGS	Average Inventory Turnover In Days	Average Payables as a % of COGS	Average Payables Turnover In Days	Sales/ Average Working Capital	Sales/ Average Fixed Assets	Tax Rate
ACCO Brands Corporation*	6.46%	4.74%	6.59%	0.72	15.62%	75.75%	29.73%	1.93	59.55%	22.80%	83.23	25.35%	92.53	13.34%	48.67	3.93	6.87	29.96%
Cenveo Inc.*	-0.15%	5.18%	3.19%	1.63	0.47%	-4.74%	-51.21%	1.39	207.61%	13.59%	51.05	9.00%	32.86	14.27%	52.08	13.35	7.48	39.00%
Deluxe Corp.*	12.86%	9.92%	9.49%	1.05	34.14%	93.58%	39.37%	0.51	42.00%	5.45%	19.91	6.19%	22.60	11.98%	43.73	-8.59	19.84	33.07%
Ennis Inc.*	5.97%	4.66%	3.83%	1.22	10.57%	96.87%	68.68%	4.33	17.68%	10.96%	40.01	25.51%	93.09	5.51%	20.12	3.59	6.61	39.00%
Office Depot, Inc.	1.56%	3.01%	1.34%	2.24	13.81%	80.00%	25.36%	1.52	49.08%	8.55%	31.22	14.06%	51.31	11.20%	40.89	10.95	16.28	39.00%
Staples, Inc.	2.37%	3.45%	1.74%	1.98	8.95%	89.09%	52.55%	1.64	16.24%	9.17%	33.45	14.23%	51.95	13.34%	48.69	10.48	13.00	39.00%
R.R. Donnelley & Sons Company*	2.13%	4.31%	2.85%	1.52	31.43%	57.76%	10.27%	1.30	85.00%	18.56%	67.75	7.27%	26.52	13.58%	49.58	13.88	7.39	37.19%
Quad/Graphics, Inc.*	1.11%	2.83%	2.19%	1.29	6.34%	44.84%	22.62%	1.41	77.20%	14.73%	53.76	9.08%	33.15	9.57%	34.92	13.41	2.58	26.77%
Transcontinental Inc.*	8.31%	5.46%	5.64%	0.97	18.41%	93.43%	43.67%	1.26	27.43%	18.45%	67.36	6.57%	23.98	8.71%	31.79	24.64	3.53	39.00%
Mean	4.51%	4.84%	4.10%	1.40	15.53%	69.60%	26.78%	1.70	64.64%	13.63%	49.75	13.03%	47.56	11.28%	41.16	9.60	9.29	35.78%
Median	2.37%	4.66%	3.19%	1.29	13.81%	80.00%	29.73%	1.41	49.08%	13.99%	51.05	9.08%	33.15	11.98%	43.73	10.95	7.39	39.00%
Harmonic Mean	n/a	4.27%	2.87%	1.25	3.29%	n/a	n/a	1.29	38.72%	11.57%	41.48	10.06%	36.81	10.38%	37.88	n/a	6.31	35.15%
Maximum	12.86%	9.92%	9.49%	2.24	34.14%	96.87%	68.68%	4.33	207.61%	22.80%	83.23	25.51%	93.09	14.27%	52.08	24.64	19.84	39.00%
Minimum	-0.15%	2.83%	1.34%	0.72	0.47%	-4.74%	-51.21%	0.51	16.24%	5.45%	19.91	6.19%	22.80	5.51%	20.12	-8.59	2.58	26.77%
Standard Deviation	4.22%	2.12%	2.67%	0.49	11.12%	32.96%	34.00%	1.06	58.87%	5.62%	20.51	7.61%	27.78	2.87%	10.48	9.16	5.83	4.69%
Coefficient of Variation	0.93	0.44	0.65	0.35	0.72	0.47	1.27	0.62	0.91	0.41	0.41	0.58	0.58	0.25	0.25	0.96	0.63	0.13
Champion Industries, Inc.	-1.35%	1.36%	0.51%	2.70	-24.95%	-140.98%	11.38%	1.17	84.86%	14.67%	53.56	8.60%	31.40	n/a	n/a	-33.19	7.11	0.00%

*** Denotes subset**

Return on Sales = Net Income / Revenue
Average Return on Assets ("AROA") = Profit Margin x Asset Turnover
Profit Margin = [(Net Income + Minority Interest Income + Interest Expense) x (1- Tax Rate)] / Revenue
Asset Turnover = Revenue / [(Current Total Assets+Total Assets last year) / 2]
Average Return on Equity ("AROE") = (Net Income - Preferred Dividends) / [(Current Shareholders' Equity +Shareholders' Equity last year) / 2]
Percent of Earnings to Common = (Net Income - Preferred Dividends) / [(Net Income + Interest Expense) x (1-Tax Rate)]
Average Equity as a percentage of average assets = [(Current Shareholders' Equity +Shareholders' Equity last year) / 2] / [(Current Total Assets+Total Assets last year) / 2]
Current Ratio = Current Assets / Current Liabilities
Leverage Ratio = Long-term Debt / (Long-term Debt +Preferred Equity +Common Equity)

Average Receivables as a percentage of Sales = [(Current Accounts Receivable +Accounts Receivable last year) / 2] / Revenue
Average Receivables Turnover in Days = Average Receivables as a percentage of Sales x 365
Average Inventory as a percentage of Cost of Goods Sold = [(Current Inventory + Inventory last year) /2] / Cost of Goods Sold
Average Inventory Turnover in Days = Average Inventory as a percentage of Cost of Goods Sold x 365
Average Payables as a percentage of Cost of Goods Sold = [(Current Accounts Payable +Accounts Payable last year) / 2] / Cost of Goods Sold
Average Payables Turnover in Days = Average Payables as a percentage of Cost of Goods Sold x 365
Sales to Average Working Capital = Revenue / [(Current Assets - Current Liabilities + Current Assets last year - Current Liabilities last year) / 2]
Sales to Average Fixed Assets = Revenue / [(Current Net Fixed Assets + Net Fixed Assets last year) /2]
Tax Rate = Effective Income Tax Rate after normalizing adjustments

*Public Company information derived from CapitalIQ
(1) Champion Industries, Inc.'s Sales/Working Capital ratio was negative as of 12/31/14 because most of the company's debt was classified as current at that date.

Champion Industries, Inc.
Comparative Analysis
Valuation as of December 21, 2015

Exhibit B, p. 5

DRAFT

Company	Stock Price	52-wk stock High	52-wk stock Low	Common Market Capital. ($000)	Long-Term Debt / Ent. Val.	Dividend Yield	Dividend Payout %	Price to Earnings	Price to Projected Earnings First Year	Price to CFAT	Price to Common Equity	Total Enterprise Value (Debt Plus Equity Cap.) ($000)	Enterprise Val. to EBITDA	Enterprise Val. to Projected EBITDA First Year	Enterprise Val. to Revenue
ACCO Brands Corporation*	7.52	9.20	6.80	845,248	49.42%	0.00%	0.00%	8.40	9.89	5.76	1.51	1,671,248	7.09	7.10	1.07
Cenveo Inc.*	0.99	2.70	0.95	67,105	94.87%	0.00%	0.00%	NM	11.52	1.20	NM	1,309,082	8.36	7.94	0.69
Deluxe Corp.*	54.62	69.77	51.61	2,730,809	16.03%	2.20%	26.54%	12.08	12.03	10.36	3.79	3,252,136	8.17	7.40	1.85
Ennis Inc.*	19.34	20.94	12.51	496,781	11.25%	3.62%	51.20%	14.15	12.93	9.57	1.69	559,781	7.34	7.13	0.95
Office Depot, Inc.	5.33	9.77	5.24	2,899,520	34.44%	0.00%	0.00%	12.51	11.82	6.39	1.84	4,422,520	6.35	5.66	0.30
Staples, Inc.	9.39	19.40	9.03	6,057,480	14.59%	5.11%	60.88%	11.91	10.21	6.30	1.13	7,092,480	5.10	5.07	0.33
R.R. Donnelley & Sons Company*	14.65	20.22	14.19	2,997,024	55.09%	7.10%	87.67%	12.35	9.93	4.54	4.62	6,673,324	6.14	5.57	0.59
Quad/Graphics, Inc.*	9.61	24.13	8.44	460,079	76.84%	12.49%	108.36%	8.68	47.26	1.21	1.02	1,986,179	4.05	4.51	0.42
Transcontinental Inc.*	17.26	21.85	13.18	1,351,458	22.13%	3.94%	31.99%	8.12	7.25	4.90	1.33	1,735,558	4.32	4.45	0.87
Mean				1,989,500	41.63%	3.83%	40.74%	11.02	14.76	5.58	2.12		6.32	6.09	0.78
Median				1,351,458	34.44%	3.62%	31.99%	12.00	11.52	5.76	1.60		6.35	5.66	0.69
Harmonic Mean				405,016	25.29%	n/a	n/a	10.58	11.38	3.24	1.64		5.94	5.84	0.58
Maximum				6,057,480	94.87%	12.49%	108.36%	14.15	47.26	10.36	4.62		8.36	7.94	1.85
Minimum				67,105	11.25%	0.00%	0.00%	8.12	7.25	1.20	1.02		4.05	4.45	0.30
Standard Deviation				1,901,335	29.70%	4.09%	39.60%	2.28	12.30	3.16	1.34		1.58	1.32	0.48
Coefficient of Variation				0.96	0.71	1.07	0.97	0.21	0.83	0.57	0.63		0.25	0.22	0.62

* Denotes subset
Source: Capital IQ

Chaffe & Associates, Inc.

Champion Industries, Inc.
Valuation as of December 21, 2015
Comparable Company Analysis

Exhibit B, p. 6

DRAFT

All Comparable Public Companies

	Median (1) Peer Multiple	(Exhibit A) Control 07/31/15	Control Values: Marketable Value Indication	Weighting Percentage	Weighted Value
Price/Earnings ("PE")	12.00	(666,005)	(7,992,060)	0.00%	-
Price/Projected Earnings	11.52	258,087	2,973,166	20.00%	594,633
Price/Cash Flow After Tax	5.76	1,112,899	6,410,298	10.00%	641,030
Price/Equity	1.60	2,133,107	3,412,971	20.00%	682,594
Enterprise Val./EBITDA (2)	6.35	2,098,199	1,364,880	25.00%	341,220
Price/Cash Flow After Tax - 10/31/16	5.53	1,808,087	9,998,723	10.00%	999,872
Enterprise Val./EBITDA - 10/31/16 (3)	5.66	2,539,094	2,412,588	15.00%	361,888
			Sum:	100.00%	3,621,238
Less: size and growth discount, see Exhibit H				31.08%	1,125,481
					2,495,757
Plus: Control Premium (4)				9.93%	247,912
Comparable company value indications, values to Exhibit G					**2,743,669**

Justification for size and growth discount

Guideline Public Companies (Figures, except multiples, in Thousands)	Revenues
Maximum	21,447,360
Median	2,002,200
Minimum	588,550
Champion Industries, Inc.	63,226
Guideline Median to Champion Industries, Inc. Ratio	31.67

Selected Subset of Comparable Public Companies (denoted by *)

Commercial Printing	Median (1) Peer Multiple	(Exhibit A) Control 07/31/15	Marketable Value Indication	Weighting Percentage	Weighted Value
Price/Earnings ("PE")	10.38	(666,005)	(6,913,132)	0.00%	-
Price/Projected Earnings--2016	11.52	258,087	2,973,166	20.00%	594,633
Price/Cash Flow After Tax	4.90	1,112,899	5,453,205	10.00%	545,321
Price/Equity	1.60	2,133,107	3,412,971	20.00%	682,594
Enterprise Val./EBITDA (2)	7.09	2,098,199	2,917,547	25.00%	729,387
Price/Cash Flow After Tax - 10/31/16	5.44	1,808,087	9,832,651	10.00%	983,265
Enterprise Val./EBITDA - 10/31/16 (3)	7.10	2,539,094	6,075,552	15.00%	911,333
			Sum:	100.00%	4,446,533
Less: size and growth discount, see Exhibit				31.08%	1,381,982
					3,064,550
Plus: Control Premium (4)				9.93%	304,412
Comparable company value indications, values to Exhibit G					**3,368,962**

Justification for size and growth discount

Guideline Public Companies (Figures, except multiples, in Thousands)	Revenues
Maximum	11,391,500
Median	1,904,066
Minimum	588,550
Champion Industries, Inc.	63,226
Guideline Median to Champion Industries, Inc. Ratio	30.12

Ratios

Champion Industries, Inc. 's resulting pricing multiples	All	Subset
Price/Earnings	NMF	NMF
Price/CFAT	2.47	3.03
Price/Revenue	0.04	0.05
Price/Equity	1.29	1.58
Enter. Val./EBITDA	7.01	7.31
Enter. Val./Revenue	0.23	0.24

Chaffe & Associates, Inc.

(1) From Exhibit B, page 5
(2) 'Enterprise Val.' figures are adjusted to an equity value by subtracting the company's long-term debt of $11,958,684.
(3) 'Enterprise Val.' figures are adjusted to an equity value by subtracting the company's projected, long-term debt of $11,958,684.
(4) Per Factset Mergerstat Control Premium Study R.R. Donnelley & Sons Co./Consolidated Graphics Control Premium--Effective Date 1/31/14

Control Premium Term	
1 month	18.30%
1 week	8.70%
1 day	2.80%
Average	9.93%

Exhibit C

DRAFT

Champion Industries, Inc.
Valuation as of December 21, 2016
Industry Transaction Analysis
(SIC Code(s): 2750)

Date	Seller	Buyer	Seller Description	Equity Price	Enterprise Val.	Long-Term Debt	Price to Earnings	Price to CFAT	Price to Equity	Enterprise Val. to EBITDA	Enterprise Val. to Revenue	Source
11/18/15	PSI Systems, Inc.	Stamps.com Inc.	PSI Systems, Inc., doing business as Endicia, provides online postage and shipping solutions. It offers starter kit bundles; labels; thermal printers and label makers; mailing/shipping scales and barcode scanners; and the United States Postal Service (USPS) and office supplies for online sellers, warehouse shippers, and office and home mailers. The company was founded in 1982 and is based in Palo Alto, California.	215,000,000	215,000,000	-	n/a	n/a	n/a	n/a	3.64	Capital IQ
08/12/15	n/a	n/a	Offset Printing, Large-Format Digital Printing & Prototypes	6,000,000	6,000,000	-	5.13	4.86	4.85	4.78	0.62	Pratt's Stats
03/02/15	Datamax-O'Neil Corporation	Honeywell Imaging and Mobility, Inc.	Datamax-O'Neil Corporation designs, manufactures, and markets stationary, portable and mobile label, and receipt printing solution products. It offers printers that range from mobile printers and vehicle-mounted label printers, compact desktop, and midrange thermal printers to specialty-application and RFID printers. It offers stationary and portable printers; printer management software for supply chain, manufacturing, healthcare, RFID, and other applications; NETira, a printing solution; and utility software, emulation software, remote management software, drivers, label creation software, and MCL software solutions. The company has a strategic alliance with PeopleNet. Datamax-O'Neil Corporation was formerly known as Datamax Corporation and changed its name to Datamax-O'Neil Corporation in June 2009. The company was founded in 1977 and is based in Orlando, Florida with additional offices in the United Kingdom, Sweden, China, Australia, Brazil, Mexico, and internationally. It has facilities in California, Illinois, France, and Singapore, as well as sales and technical support offices worldwide.	165,000,000	165,000,000	-	n/a	n/a	n/a	n/a	1.37	Capital IQ
02/28/14	n/a	n/a	Print Shop	1,099,000	1,099,000	-	18.43	17.68		17.54	0.58	Pratt's Stats
02/21/14	Tufco Technologies Inc.	Griffin Holdings LLC	Tufco Technologies, Inc. provides contract manufacturing and specialty printing services; and supplies value-added custom paper products in the United States. Its services include wide web flexographic printing, wet wipe converting, hot melt adhesive laminating, folding, integrated downstream packaging, and quality and microbiological process management. The company operates in two segments, Contract Manufacturing and Business Imaging. The Contract Manufacturing segment manufactures products from various materials, such as polyethylene films, nonwovens, papers, and tissues. In addition, Business Imaging segment offers a range of paper grades, including weights of bond paper, thermal imaging papers, and fine vellums; and various products for the restaurant market, such as children's placemats, crayons, and guest checks. Tufco Technologies, Inc. was founded in 1974 and is based in Green Bay, Wisconsin.	26,155,310	27,815,310	1,660,000	n/m	n/m	0.82	4.67	0.28	Capital IQ
01/31/14	Consolidated Graphics, Inc.	R.R. Donnelley & Sons Company	Consolidated Graphics, Inc., together with its subsidiaries, provides general commercial printing and print-related services in the United States and internationally. The company's services include traditional print services, such as electronic prepress, digital and offset printing, finishing, and storage and delivery of custom manufactured printed documents; and fulfillment and mailing services for such printed materials. The company's customers include national and local corporations operating in a range of industries, as well as advertising agencies, graphic design firms, catalog retailers, direct mail marketers, state and local governments and quasi-governmental agencies, educational institutions, not-for-profit associations, and political campaign organizations. Consolidated Graphics, Inc. was founded in 1985 and is headquartered in Houston, Texas.	600,587,210	698,127,210	97,540,000	19.89	6.06	2.03	5.47	0.67	Capital IQ
11/05/13	OfficeMax Incorporated	Office Depot, Inc.	OfficeMax Incorporated, together with its subsidiaries, distributes business-to-business and retail office products. The company's Retail segment markets and sells office supplies and paper, print and document services, technology products and solutions, office furniture, and facilities products to small and medium-sized businesses and consumers through a network of retail stores. Its Contract segment markets and sells office supplies and paper, technology products and solutions, office furniture, facilities products, and print and document services directly to large corporate and government offices, as well as to small and medium-sized offices through field salespeople, outbound telesales, catalogs, Internet, and office products stores. OfficeMax Incorporated was founded in 1913 and is headquartered in Naperville, Illinois.	1,173,264,940	2,144,454,940	971,190,000	2.83	2.45	1.17	14.62	0.31	Capital IQ
01/16/13	Vertis Holdings, Inc.	Quad/Graphics, Inc.	Vertis Holdings, Inc., through its subsidiaries, operates as an advertising and marketing services company. It produces insert advertising programs, television listing magazines, comics, and special supplements for the United States newspapers. The company also offers design, development, and production of personalized and data-driven direct mail, and provides database solutions and response management services, and one-to-one digital printing and marketing services. In addition, it offers outsourced, digital premedia, and content management services to retailers, advertising agencies, consumer product companies, and provides software products and related services to the advertising agency, cable, satellite, and terrestrial broadcast industries in the United States and internationally. Vertis Holdings, Inc. was incorporated in 1997 and is based in Baltimore, Maryland.	267,000,000	267,000,000	-	n/m	n/m	3.64	n/m	0.22	Capital IQ

	Equity Price	Enterprise Val.	Long-Term Debt	Price to Earnings	Price to CFAT	Price to Equity	Enterprise Val. to EBITDA	Enterprise Val. to Revenue
Mean	309,263,308	443,062,058	133,796,750	11.57	7.76	2.50	9.41	0.96
Median	200,000,000	200,000,000	-	11.78	5.46	2.03	5.47	0.60
Maximum	1,173,264,940	2,144,454,940	971,190,000	19.89	17.68	4.85	17.54	3.64
Minimum	1,099,000	1,099,000	-	2.83	2.45	0.82	4.67	0.22
Standard Deviation	400,814,453	723,896,855	340,065,115	8.84	6.78	1.71	6.18	1.14
Coefficient of Variation	1.30	1.63	2.54	0.76	0.87	0.68	0.66	1.19

Champion Industries, Inc.
Valuation as of December 21, 2015
Transaction Analysis

Exhibit C, p. 2

DRAFT

All Transactions	Median (1) Peer Multiple	(Exhibit A) Control 07/31/15	Control Values: Marketable Value Indication	Weighting Percentage	Weighted Value
Price/Earnings ("PE")	11.78	(666,005)	(7,845,539)	0.00%	-
Price/Cash Flow After Tax	5.46	1,112,899	6,076,429	20.00%	1,215,286
Price/Equity	2.03	2,133,107	4,330,207	30.00%	1,299,062
Enterprise Val./EBITDA (2)	5.47	2,098,199	(481,535)	0.00%	-
Price/Projected Earnings - 10/31/16	11.78	258,087	3,040,269	10.00%	304,027
Price/Cash Flow After Tax - 10/31/16	5.46	1,808,087	9,872,157	10.00%	987,216
Enterprise Value/EBITDA - 10/31/16 (3)	5.47	2,539,094	1,930,160	30.00%	579,048
			Sum:	100.00%	4,384,638
Less: size and growth discount				31.08%	1,362,746
Subtotal					3,021,893
Transaction Value Indications, values to Exhibit G					**3,021,893**

Ratios: **Champion Industries, Inc. multiples**	All Transactions
Price/Earnings	-4.54
Price/Cash Flow After Tax	2.72
Price/Revenue	0.05
Price/Equity	1.42
Enterprise Val./EBITDA	7.14
Enterprise Val./Revenue	0.24

(1) Calculated from Exhibit C page 1

Chaffe & Associates, Inc.

(2) 'Enterprise Val.' figures are adjusted to an equity value by subtracting the company's long-term debt of $11,958,684.

(3) 'Enterprise Val.' figures are adjusted to an equity value by subtracting the company's projected, long-term debt of $11,958,684.

Champion Industries, Inc.
Valuation as of December 21, 2015
Discounted Cash Flow Model - Control Value

Exhibit D

DRAFT

Projected Financial Information	07/31/15	10/31/16	10/31/17	10/31/18	10/31/19	TERMINAL*
Revenue	63,226,324	65,066,631	67,018,630	69,029,189	71,100,064	73,233,066
Cost of Revenue	47,294,672	49,354,537	50,835,173	52,360,228	53,931,035	55,548,966
Gross Profit	15,931,652	15,712,094	16,183,457	16,668,961	17,169,029	17,684,100
Gross Margin	25.20%	24.15%	24.15%	24.15%	24.15%	24.15%
Gen. & Admin. Expenses	15,612,357	14,723,000	15,004,690	15,454,831	15,918,476	16,396,030
						-
Operating Income	319,295	989,094	1,178,767	1,214,130	1,250,554	1,288,070
Other Income (Expenses)	-	-	-	-	-	-
Interest Expense	(985,300)	(566,000)	(596,554)	(596,554)	(596,554)	-
Net Before Taxes	(666,005)	423,094	582,213	617,576	654,000	1,288,070
Income Taxes	-	165,007	227,063	240,855	255,060	502,347
Net Income	(666,005)	258,087	355,150	376,721	398,940	785,723
Depreciation & Amortization	1,778,904	1,550,000	1,550,000	1,550,000	1,550,000	1,550,000
CFAT	1,112,899	1,808,087	1,905,150	1,926,721	1,948,940	2,335,723
Interest Expense (tax affected)	601,033	345,260	363,896	363,898	363,896	n/a
Net Cash Flow to Invested Capital	1,713,932	2,153,347	2,269,048	2,290,619	2,312,838	2,335,723

Change in Working Capital						
Current Assets	14,346,972	14,764,564	15,207,501	15,663,726	16,133,638	16,617,647
Less: Current Liabilities	(12,295,488)	(12,653,369)	(13,032,970)	(13,423,959)	(13,826,677)	(14,241,478)
Working Capital Requirements	2,051,484	2,111,196	2,174,532	2,239,768	2,306,961	2,376,170
Working Capital as a percentage of Revenue	3.24%	3.24%	3.24%	3.24%	3.24%	3.24%

Cash Flow Calculations					
Net Cash Flow to Invested Capital	2,153,347	2,269,048	2,290,619	2,312,838	2,335,723
Less: Capital Expenditures	(1,500,000)	(1,500,000)	(1,500,000)	(1,500,000)	(1,647,744)
Less: Change in Working Capital	(59,712)	(63,336)	(65,236)	(67,193)	(69,209)
Available Cash Flow	593,635	705,712	725,383	745,645	618,770
Undiscounted Terminal Value					17,489,938
Present Value	569,935	623,732	588,795	554,557	12,443,885
Present Value Factor	0.96	0.88	0.81	0.74	0.71

Control Value Indication	
Enterprise Value	14,780,904
Less: Long-Term Debt	(11,958,684)
Control Value	**2,822,220**

Assumptions	10/31/16	10/31/17	10/31/18	10/31/19	TERMINAL*
MCAPM	31.10%	28.35%	26.44%	24.87%	15.38%
Beta	3.67	3.22	2.92	2.66	1.13
WACC	8.49%	8.76%	9.01%	9.27%	n/a
Growth Rates					
Revenue	2.91%	3.00%	3.00%	3.00%	3.00%
Cost of Revenue	4.36%	3.00%	3.00%	3.00%	3.00%
Gen. & Admin. Expenses	-5.70%	1.91%	3.00%	3.00%	3.00%
Depreciation & Amortization	-12.87%	0.00%	0.00%	0.00%	0.00%
Interest Expense	-42.56%	5.40%	0.00%	0.00%	n/a
Capital Expenditures	30.36%	0.00%	0.00%	0.00%	n/a
Current Assets	2.91%	3.00%	3.00%	3.00%	3.00%
Current Liabilities	2.91%	3.00%	3.00%	3.00%	3.00%
Income Tax Rate	39.0%	39.0%	39.0%	39.0%	39.0%

Sensitivity Analysis

	CAPM	WACC	Beta	Equity Value	Terminal Enterprise Value	Implied Terminal Value EBITDA Multiple
+1.00%	33.98%	8.52%	3.97	2,505,684	17,096,567	6.02x
+0.50%	32.53%	8.51%	3.82	2,657,397	17,286,666	6.09x
0.00%	31.10%	8.49%	3.67	2,822,220	17,489,938	6.16x
-0.50%	29.70%	8.47%	3.52	3,001,845	17,710,298	6.24x
-1.00%	28.33%	8.44%	3.38	3,198,262	17,949,999	6.32x

* "The terminal value is discounted back to a present value at the percent value discount rate (κ) for the *n* periods, the same number of periods for which the final increment of the discrete projection period was discounted. This is because the terminal value is the value *at the beginning* of the time immediately following the discrete projection period. This is exactly the same point in time as *the end* of the discrete projection period. (A common error is to discount the terminal value for *n*+1 periods instead of *n* periods.)" (Pratt, Shannon, Robert Reilly, and Robert Schweihs. Valuing a Business, The Analysis and Appraisal of Closely Held Companies. 4th ed. New York: McGraw-Hill, 2000: 218-9.) The final projection period is discounted back using a midyear convention. The terminal value is discounted back at the end of the last discrete projection period.

** Champion Industries, Inc. is taxed at the entity level.

*** Available Cash Flow in Terminal Year / (Discount Rate - Growth Rate)

Champion Industries, Inc.
Valuation as of December 21, 2015
Discounted Cash Flow Model
Weighted Average Cost of Debt

Exhibit D, p. 2

DRAFT

Long-Term Debt				
Description	Balance	Rate	Percentage of Debt	Weighted Rate
Term Note A	8,900,000	5.50%	74.42%	4.09%
Note to shareholders	2,500,000	3.50%	20.91%	0.73%
Installment Note to Bank	558,684	3.50%	4.67%	0.16%
Other	-	4.17%	0.00%	0.00%
Total	11,958,684		100.00%	
Weighted Average				4.99%
Effective Tax Rate				39.00%
Weighted average rate of Debt				3.04%

Chaffe & Associates, Inc.

DRAFT

Champion Industries, Inc.
Valuation as of December 21, 2015
Discounted Cash Flow Model

Computation of Equity Rate

To compute an equity discount rate, Chaffe began with the risk free rate as of the Valuation Date. Chaffe then adjusted this rate for the risk associated with Champion Industries, Inc. 's industry. Chaffe used the Standard Industrial Classification 2750, Commercial printing, as it is the most similar to Champion Industries, Inc. 's. Chaffe then adjusted the discount rate for the comparative smaller size of Champion Industries, Inc. to that of the public companies used to calculate the industry Beta. Finally, Chaffe adjusted the discount rate for specific risk factors related to Champion Industries, Inc. .

Components of Discount Rate

Risk free rate (20-year Treasury Bond) on 12/21/15	2.55%
S&P 500 Market Risk	6.21%
Unlevered 5 Year Median Beta of Peers - Exhibit D, p. 4	1.13
Ibbotson Size Premium (1)	5.78%
Company Specific Risk	see below

Company Specific Risk Factor(s)

	Control Rate
Uncertainties-Expected Holding Period	-
General Illiquidity of Investment	-
Lack of Expected Interim Cash Flow	-
Uncertainties of Expected Interim CF	-
Potential for Adverse Cash Flow	-
Potential for Unfavorable Exit	-
Unattractiveness of Investment	-
Right of 1st Refusal Limiting Transfer	-
Lack of Diversification	-
Asset Mix / Asset Base	-
Risk of Future Investment Strategies	-
Unlikely Candidate for Merger/IPO	-
Restrictions on Use of Loan Collateral	-
Small Shareholder Base	-
Operating history, volatility of revenues and earnings	-
Lack of management depth	-
Lack of access to capital resources	-
Over reliance on key persons	-
Lack of geographical diversification	-
Lack of customer diversification	-
Lack of product and market development resources	-
Over reliance on vendors/suppliers	-
Limitations on distribution system	-
Lack of purchasing power and economies of scale	-
Adjustment for Large Size of Entity	-
Additional Size	-
Control Premium	-
S Corp/LLC Premium*	-
Total Company Specific Risk	0.00%

(1) Morningstar's Ibbotson SBBI 2015 Valuation Yearbook: Size Premium (Return in Excess of CAPM) for decile 10.

Champion Industries, Inc.
Valuation as of December 21, 2015
Discounted Cash Flow Model - Calculation of Beta

Exhibit D, p. 4

DRAFT

Company Name	Ticker	5 Year Beta	Debt Last Quarter	Common Market Capital	Debt/Equity	Adj. Tax Rate	Unlevered Beta
ACCO Brands Corporation*	ACCO	2.12	826,000	845,248	0.98	29.96%	1.26
Cenveo Inc.*	CVO	1.63	1,241,977	67,105	18.51	39.00%	0.13
Deluxe Corp.*	DLX	1.56	521,327	2,730,809	0.19	33.07%	1.39
Ennis Inc.*	EBF	1.22	63,000	496,781	0.13	39.00%	1.13
Office Depot, Inc.	ODP	2.78	1,523,000	2,899,520	0.53	39.00%	2.10
Staples, Inc.	SPLS	1.40	1,035,000	6,057,480	0.17	39.00%	1.27
R.R. Donnelley & Sons Company*	RRD	1.77	3,676,300	2,997,024	1.23	37.19%	1.00
Quad/Graphics, Inc.*	QUAD	1.67	1,526,100	460,079	3.32	26.77%	0.49
Transcontinental Inc.*	TCL.A	1.04	384,100	1,351,458	0.28	39.00%	0.89
Mean		1.69					1.07
Median		**1.63**					**1.13**
Max		2.78					2.10
Min		1.04					0.13

DRAFT

Champion Industries, Inc.
Valuation as of December 21, 2015
Liquidation Model

Exhibit F

DRAFT

	Market Value	Liquidation Percentage	Liquidation Costs	Net Proceeds	
Current Assets					
Cash	72,543	0%	-	72,543	
Marketable Investments	-	0%	-	-	
Accounts Receivable	9,041,791	25%	2,260,448	6,781,343	
Inventory	4,166,780	25%	1,041,695	3,125,085	
Work in Progress	-	10%	-	-	
Prepaid Expenses	-	10%	-	-	
Other	1,065,858	10%	106,586	959,272	
Total Current Assets	14,346,972		3,408,729	10,938,243	
Land/Building	5,934,307	3%	178,029	5,756,278	
Machinery/Equipment	33,528,879	10%	3,352,888	30,175,991	
Furniture and Fixtures	3,724,480	10%	372,448	3,352,032	
Vehicles	2,615,971	10%	261,597	2,354,374	
		10%	-	-	
			-	-	
Deferred Chargse	4,655	10%	466	4,190	
Less Depreciation	(39,568,200)	10%	(3,956,820)	(35,611,380)	
Total	20,587,064		3,617,336	16,969,728	
Total Assets					20,587,064
Cost of Liquidation					3,617,336
Proceeds from sale of assets					16,969,728
Book value of assets					22,905,963
Gain					-
Tax on Gain (39.00%)					-
Proceeds from sale of assets					16,969,728
Less: tax on gain					-
Less:					
Current Liabilities				8,797,592	
Long term debt				11,958,684	
Other Liabilities				16,580	
Total Liabilities					20,772,856
Liquidation (Control) Value					d

Book Value of fixed assets assumed to approximate fair market value.

Chaffe & Associates, Inc.

Champion Industries, Inc.
Valuation as of December 21, 2015
SUMMARY OF VALUES

Exhibit G

DRAFT

Tests of Value	Exhibit	Control Value (1)		
Peer Analysis	B	2,743,669		
Peer Analysis - Subset	B	3,368,962		
Mergers Model	C	3,021,893		
Discounted Cash Flow	D	2,822,220		
Leveraged Buyout Model	E	2,769,791		
Liquidation Value	F	0		
Conclusion				
Control Value of Operations (rounded)		**2,700,000**	to	**3,400,000**
Less: Value of Warrants (1)		($806,610)		($1,016,610)
Value to Common Shareholders		1,893,390		2,383,390
Shares Outstanding		11,299,528		11,299,528
Implied Per Share Value		$0.17		$0.21
Operating Pricing Multiples	07/31/15			
P/Earnings		n/a		n/a
P/Cash Flow After Tax		2.43		2.52
P/Revenue		0.04		0.04
P/Equity		1.27		1.31
Enterprise Value/EBITDA		6.99		7.03
Enterprise Value/Revenue		0.23		0.23
Operating Pricing Multiples	10/31/16			
P/Earnings		10.46		10.85
P/Cash Flow After Tax		1.49		1.55
P/Revenue		0.04		0.04
Enterprise Value/EBITDA		5.77		5.81
Enterprise Value/Revenue		0.23		0.23

Chaffe & Associates, Inc.

(1) Value of Warrants = (Implied Value Per Share - 0.001) * 4,842,654.

Champion Industries, Inc.
Valuation as of December 21, 2015
Size Discount Study
Median P/E Offered by Total Price Offered

Exhibit H

DRAFT

YEAR	$25mm OR LESS	$25mm - $50mm	$50mm - $99.9mm	$100mm OR MORE	SIZE DISCOUNT $25 mm or < versus $100 MM or more	$25mm to $50mm	$50mm to $99.9mm
1983	13.5	14.7	12.4	17.4	22.41%	15.52%	28.74%
1984	11	12.2	15.8	16.4	32.93%	25.61%	3.66%
1985	12.7	14.3	14.2	17.4	27.01%	17.82%	18.39%
1986	15.8	17.3	20.2	20.5	22.93%	15.61%	1.46%
1987	15.8	18.2	18.5	22.8	30.70%	20.18%	18.86%
1988	14.9	16.5	18.8	19.6	23.98%	15.82%	4.08%
1989	14.3	15.9	17.9	20.4	29.90%	22.06%	12.25%
1990	15.3	13.3	15.6	19.4	21.13%	31.44%	19.59%
1991	11.7	15.5	15.2	17.8	34.27%	12.92%	14.61%
1992	15.5	18.4	21.1	23.2	33.19%	20.69%	9.05%
1993	17.6	20.3	18.1	24.2	27.27%	16.12%	25.21%
1994	17.5	20.3	17.1	21.8	19.72%	6.88%	21.56%
1995	17	14.8	19.2	21.1	19.43%	29.86%	9.00%
1996	16.2	20.3	20.5	21.3	23.94%	4.69%	3.76%
1997	15.9	18.7	22.7	25.2	36.90%	25.79%	9.92%
1998	12.6	20.2	22.3	24.2	47.93%	16.53%	7.85%
1999	14.9	19.4	20.5	21.9	31.96%	11.42%	6.39%
2000	16.1	18.8	17.6	19.1	15.71%	1.57%	7.85%
2001	14.4	16.4	16.2	17.7	18.64%	7.34%	8.47%
2002	14.3	17.1	19.7	18.9	24.34%	9.52%	-4.23%
2003	15.1	18.2	18.6	21	28.10%	13.33%	11.43%
2004	14.3	19.8	24.2	22.1	35.29%	10.41%	-9.50%
2005	13.3	20.2	21.1	23.5	43.40%	14.04%	10.21%
2006	17.6	21.5	23.9	22.8	22.81%	5.70%	-4.82%
2007	21.2	23.3	22.9	23.9	11.30%	2.51%	4.18%
2008	8.9	13.4	17.2	23	61.30%	41.74%	25.22%
2009	8.5	17.3	20.7	18.4	53.80%	5.98%	-12.50%
2010	9.2	10.8	17.6	21.8	57.80%	50.46%	19.27%
2011	12.6	17.5	17.9	21	40.00%	16.67%	14.76%
2012	16.3	17.1	18.1	21.5	24.19%	20.47%	15.81%
2013	13.2	21.5	17.6	21.6	38.89%	0.46%	18.52%
2014	16.6	20.8	19.8	24.9	33.33%	16.47%	20.48%
			Average Size Discount		31.08%	16.43%	10.61%

Source: Mergerstat Review 1983 through 2015

Chaffe & Associates, Inc.